Exhibit 99.2

The Goldman Sachs Group, Inc.   |   85 Broad Street   |   New York, New York 10004

Lakshmi N. Mittal to Join Goldman Sachs Board
MOSCOW, June 29, 2008 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the election of Lakshmi N. Mittal as an independent director of the firm effective June 28, 2008. Mr. Mittal will serve on the Audit, Compensation and Corporate Governance and Nominating Committees of the Board. With the addition of Mr. Mittal, the Goldman Sachs Board consists of 13 directors, of whom ten are independent directors.
“Lakshmi Mittal has reshaped a global industry and, in the process, has engineered new modes of production, identified unrealized value and sparked remarkable growth,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc. “He has a keen understanding of the global economy, having operated in virtually every corner of the world. Lakshmi’s experience, judgment and independent thinking represent an important addition to our board of directors, and will be of tremendous value to our people, our shareholders and our clients.”
Mr. Mittal is the Chairman and Chief Executive Officer of ArcelorMittal S.A., the world’s largest and most global steel producer. He founded Mittal Steel Company N.V. (formerly the LNM Group) in 1976. He served as Chief Executive Officer of Mittal Steel from 1976 until 2006, when Mittal Steel acquired Arcelor S.A. to form ArcelorMittal. He has over 30 years of experience working in steel and related industries.
Mr. Mittal has been recognized for his outstanding business achievements, including having been named “Business Person of 2006” by the Sunday Times, “International Newsmaker of the Year 2006” by Time Magazine and “Person of the Year 2006” by the Financial Times. In January 2007, he was presented with a Fellowship from King’s College London, the college’s highest award. He also received the 2007 Dwight D. Eisenhower Global Leadership Award and the Grand Cross of Civil Merit from Spain. In January 2008, he was awarded the Padma Vibhushan, India’s second highest civilian honor, by the President of India.
Mr. Mittal serves as a director of EADS N.V. and ICICI Bank Limited. He is also active in international organizations and non-profit institutions, including the World Economic Forum, the Indian School of Business, the Kellogg School of Management at Northwestern University and The Prince’s Trust.
Mr. Mittal graduated from St. Xavier’s College in Calcutta, where he received a Bachelor of Commerce degree.
Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
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